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                                                                   EXHIBIT 99.2

                                                                   NEWS RELEASE


CONTACTS:      Loren Pannier
               Senior Vice President, Investor Relations
               714.778.7109

             CKE RESTAURANTS, INC. AMENDS SENIOR CREDIT FACILITY TO
              PROVIDE FOR A $500.0 MILLION REVOLVING LINE OF CREDIT

        ANAHEIM, Calif. - March 4, 1999 - CKE Restaurants, Inc. (NYSE:CKR) today announced that it has completed the amendment and restatement of its senior credit facility, led by Paribas, to provide for a $500.0 million revolving credit facility, which includes a $75.0 million letter of credit sub-facility. The facility will be reduced after two years by at least $50.0 million each year, and will mature in February 2004. As a result of the amendment and the closing today of the previously announced $200.0 million senior subordinated note offering, available borrowing capacity under the senior credit facility is approximately $300.0 million.

        "We are very pleased to have successfully completed both the $200.0 million note offering and the amendment of our senior credit facility," said William P. Foley II, chairman and chief executive officer of CKE Restaurants, Inc. "The addition of this layer of long-term debt to our balance sheet, along with the increased borrowing availability on our senior credit facility will, ensure funding of the conversion of existing Hardee's restaurants to our `Star Hardee's' format."

        CKE previously announced it was moving forward with remodeling of its Hardee's restaurants at a rate of five to seven restaurants per week. The Star Hardee's format includes charbroiling, limited table service and the addition of some popular Carl's Jr. menu items. "We are excited by the roll-out because in restaurants that have been remodeled, we are seeing sales increases of at least 10 percent above pre-conversion levels," said Tom Thompson, president and chief operating officer of CKE Restaurants, Inc.

        CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 852 Carl's Jr. quick-service restaurants, primarily located in California, Oklahoma, Arizona, Nevada, Oregon, Colorado and Mexico; 2,813 Hardee's quick-service restaurants in 34 states and 10 foreign countries and 111 Taco Bueno quick-service restaurants in Texas and Oklahoma.